Exhibit 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311/FAX: (724) 867-9326

P R E S S R E L E A S E

RELEASE DATE: Monday, October 1, 2018	CONTACT: William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp Phone: (844) 800-2193 Email: investor.relations@farmersnb.com
Emclaire Financial Corp Announces Completion of its Acquisition of Community First Bancorp, Inc.

Emlenton, PA, October 1, 2018 – Emclaire Financial Corp (NASDAQ: EMCF) (Emclaire), the parent holding company of The Farmers National Bank of Emlenton (Farmers National), announced today that, as of October 1, 2018, they have completed the acquisition of Community First Bancorp, Inc., Reynoldsville, Pennsylvania ("Community First"), and its banking subsidiary Community First Bank.

The combined companies create a bank with approximately $900 million in total assets providing banking services through 20 locations throughout Western Pennsylvania and in Hancock County, West Virginia.  The transaction will strengthen Emclaire's presence in Clarion and Jefferson counties, Pennsylvania.  No additional capital was needed to complete the transaction and Emclaire and Farmers National remain "well-capitalized" institutions for regulatory purposes.

Under the terms of the merger agreement, shareholders of Community First will receive 1.2008 shares of Emclaire common stock and $6.95 in cash for each share of Community First common stock they owned.  In addition, each share of preferred stock of Community First Bank will be exchanged for similar shares of preferred stock of Emclaire.

William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire and Farmers National, stated, "We are pleased to welcome all Community First depositors, customers and shareholders to the Emclaire family. We are excited to grow our franchise and look forward to building upon and enhancing the customer relationships that Community First developed over the years.   We believe we can provide Community First customers with a broader array of banking services, including expanded commercial and consumer lending capabilities and a more robust array of depository products and services. We welcome Henry H. Deible and Henry H. Deible II to the boards of directors of Emclaire and Farmers National."

Henry H. Deible, President and Chief Executive Officer of Community First, said, "We are pleased to have joined forces with Emclaire and Farmers National.  We are excited about the new products and services that will be available to our customers."

Emclaire Financial Corp
Press Release

Silver, Freedman, Taff & Tiernan LLP, Washington, DC acted as legal counsel to Emclaire in the transaction and Raymond James & Associates, Inc. served as financial advisor. Bybel Rutledge LLP, Lemoyne, PA acted as legal counsel and Commonwealth Advisors, Inc. served as financial advisor to Community First.

About Emclaire Financial Corp

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 20 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock county, West Virginia.  Emclaire's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF".  For more information, visit Emclaire's website at "www.emclairefinancial.com."

Forward-looking Statements:

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Emclaire's Annual Report on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made.  Copies of Emclaire's reports filed with the SEC are available in the Financial Information section of Emclaire's website, www.emclairefinancial.com.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.